Exhibit 99.1

McEWEN MINING REPORTS 2015 SECOND QUARTER OPERATING & FINANCIAL RESULTS

TORONTO, ONTARIO - (August 5th, 2015) - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) (“McEwen Mining” or the “Company”) is pleased to report our financial and operating results for the three months ended June 30th, 2015(1). The Company had record quarterly production of 39,164 gold equivalent ounces and reported cash flow from operations of approximately $6 million or $0.02 per share. The El Gallo Mine in Mexico was the key performer in the quarter, producing at a cash costs and all-in sustaining costs (AISC) per gold equivalent ounce of $351 and $546, respectively.

As of August 4th, the Company has cash, cash equivalents and precious metals of $32 million.

The table below provides production and cost per ounce results for Q2 and comparative results for Q2 2014.

	Q2 2015	Q2 2014	Year to Date	Guidance 2015
Corporate Total
Gold ounces produced	28,483	18,863	53,179	96,500
Silver ounces produced	801,119	740,276	1,456,458	3,120,000
Gold equivalent ounces produced(2)	39,164	28,732	72,598	138,100
Gold equivalent total cash cost ($/oz)(2)	$713	$912	$693	$725
Gold equivalent co-product AISC ($/oz)(2)(4)	$1,048	$1,392	$997	$1,125
El Gallo Mine – Mexico
Gold ounces produced	17,208	8,113	32,451	50,000
Silver ounces produced	8,775	3,275	19,859	20,000
Gold equivalent ounces produced (2)	17,325	8,156	32,716	50,200
Gold equivalent total cash cost ($/oz)(2)	$351	$854	$414	$550
Gold equivalent co-product AISC ($/oz)(2)(4)	$546	$1,260	$584	$750
San José Mine(3) - Argentina
Gold ounces produced	11,275	10,750	20,728	46,500
Silver ounces produced	792,344	737,001	1,436,599	3,100,000
Gold equivalent ounces produced(2)	21,839	20,576	39,882	87,800
Gold equivalent total cash cost ($/oz)(2)	$933	$938	$912	$825
Gold equivalent co-product AISC ($/oz)(2)(4)	$1,215	$1,307	$1,175	$1,225

Silver-to-Gold Ratio	75:1	75:1	75:1	75:1

(1)         All amounts are reported in US dollars unless otherwise stated.

(2)         Silver production is presented as a gold equivalent. Gold equivalent calculations are based on prevailing spot prices at the beginning of the year. The silver to gold ratio used for 2015 is 75:1.

(3)         Includes portion attributable to us from our 49% interest in the San José Mine.

(4)         Earnings from mining operations, adjusted net loss, total cash costs, all-in sustaining costs (AISC), all-in costs, and average realized prices are non-GAAP financial performance measures with no standardized definition under U.S. GAAP. See “Cautionary Note Regarding Non-GAAP Measures” for additional information, including definitions of these terms.

Operating and Financial Highlights

Production Costs

Total cash costs, all-in sustaining costs (AISC) and all-in costs per gold equivalent ounce sold for Q2 2015 on a consolidated basis were $713, $1,048 and $1,151 per ounce, respectively. Total cash costs and AISC at our El Gallo Mine totaled $351 and $546 per gold equivalent ounce respectively. Total cash costs and AISC at the San José Mine were $933 and $1,215 per gold equivalent ounce, respectively. The year over year decrease in total cash costs per gold equivalent ounce sold is due to higher average gold grade mined and processed at the El Gallo Mine and improved processing efficiencies.

Production

Gold equivalent production in Q2 2015 totaled 39,164 ounces, which includes 21,839 gold equivalent ounces attributable to us from our 49% interest in the San José Mine in Argentina, and 17,325 gold equivalent ounces from the El Gallo Mine in Mexico. Production increased year-over-year due to higher grades and better recoveries at the El Gallo Mine.

Earnings from Operations

Earnings from operations for Q2 2015 were $13.4 million, compared to $6.6 million for Q2 2014. The increase was attributable to an increase in gold and silver sales, resulting from increased production at the El Gallo Mine.

Cash Flow

Net cash flow generated from operations was $6 million or $0.02 per share for Q2 2015, compared to net cash used by operations of $7 million or $0.02 in Q2 2014. The higher cash flow is reflective of an increased number of ounces sold during the quarter. Our El Gallo Mine contributed $37.7 million in gold and silver sales compared to $22.8 million in Q2 2014.

Net Loss

Consolidated net loss was $14.1 million or $0.05 per share for Q2 2015, compared to a net loss of $104.0 million or $0.35 per share for Q2 2014. The net loss was attributable to an impairment of $28.5 million on certain mineral properties in Nevada which we decided to drop. After related deferred income tax recoveries the after-tax impairment was $18.5 million.

Adjusted Net Income

Adjusted net income for Q2 2015, which removes the impact of impairment of mineral properties, foreign exchange fluctuations and income tax recoveries, was $1.8 million or $0.01 per share. This compares to an adjusted net loss of $8.6 million or $0.03 per share in Q2 2014.

Ounces Sold

Gold equivalent ounces sold in Q2 2015 totaled 36,016 ounces, which includes 22,439 gold equivalent ounces attributable to us from our 49% interest in the San José Mine, and 13,577 gold equivalent ounces from the El Gallo Mine.

Average Realized Prices

The average realized price of gold and silver sold during Q2 was $1,172 and $15.34 per ounce respectively.

Production and Cost Guidance

We maintain our 2015 production guidance of 96,500 gold ounces and 3.1 million silver ounces, at a cash cost and AISC of $725 and $1,125 per gold equivalent ounce, respectively.

Treasury

We ended the quarter with $28.9 million in cash, cash equivalents, and precious metals; and a $5.8 million outstanding debt against our Mexican IVA (local VAT tax) receivable, which is drawn in Mexican Pesos. This short term debt will be retired in due course as and when we receive our IVA refunds during the year.

Distribution

As a result of improving operational performance and growing cash reserves, the Company started an annual distribution to shareholders of $0.01 per share. The distribution will be paid on a semi-annual basis, with the first installment of $0.005 payable on August 17th, 2015 to shareholders of record on July 31st, 2015. Our distribution is generally not taxable for residents of the United States and Canada because it is considered a return of capital. You are advised to speak to a financial professional should you have any questions or concerns about taxation.

El Gallo Mine, Mexico (100%)

The El Gallo Mine continues to outperform, having exceeded guidance in Q1 by 17% and Q2 by 15% as a result of higher grades and improved process efficiencies. Production in Q3 has so far been above expectations.

Our budget for sustaining capital and capital expenditures for 2015 is $3.2 million, including an estimated $1.4 million to be spent in the expansion of our leach pads, and $1.3 million for other operational improvement projects. In the six months ended June 30th, 2015 we spent $0.4 million on capital expenditures.

The 2015 exploration budget for Mexico is $4.7 million. In the six months ended June 30th, 2015 approximately $2.9 million was spent on exploration.

San José Mine, Argentina (49%)

Production in the quarter was 21,839 gold equivalent ounces, compared to 20,576 gold equivalent ounces in Q2 2014. Total cash costs in Q2 was $933 per gold equivalent ounce compared to $938 in Q2 2014. Costs have remained level during the past year despite difficult economic conditions in Argentine, which is a result of prudent management by our partner. The San José Mine remains on target to produce 46,500 ounces of gold and 3.1 million ounces of silver in 2015. This equates to 87,800 gold equivalent ounces at cash costs of $825 and AISC of $1,225 per gold equivalent ounce.

During Q2 2015, McEwen Mining received $0.5 million in dividends from its 49% interest in the San José Mine.

Gold Bar Development Project, Nevada, U.S. (100%)

We continue to advance the Gold Bar permitting process for construction and production of the open-pit heap leach project.  Final permit approval is expected in the second half of 2016.

A drill program consisting of 38 in-fill holes was completed during the quarter at cost of $0.5 million. The focus of the program was to increase the mineral resource confidence by converting inferred gold ounces to the measured and indicated categories. In addition to upgrading our confidence, several holes returned significant results including 4.65 gpt gold over 41.1m and 2.2 gpt gold over 52m. An updated resource estimate and feasibility study which will incorporate the results of the drill program is scheduled to be released in the third quarter.

Major optimizations considered in the new feasibility study will include: 1) a new resource estimate, 2) a revised mine plan that reduces pre-development capital and accesses ore earlier, 3) removal of 2-stage crushing in favor of a run-of-mine heap leach, 4) electrical power alternatives, and 5) an owner operated vs. contractor trade off analysis.

El Gallo 2 Development Project, Mexico (100%)

Work to update the feasibility study for El Gallo 2 is ongoing, however, due to the recent decline in the silver price more capital cost savings and processing improvements are necessary. The scope of the changes currently being considered will require additional work on certain aspects of the project, and will delay the release of a new feasibility study into 2016. Efforts to optimize the metallurgical recoveries have so far been successful, with both higher and more rapid silver recoveries demonstrated in lab tests.

Los Azules Project, Argentina (100%)

For 2015, we have budgeted $0.7 million for Los Azules. While no significant exploration work or drilling program is expected, we will continue to advance the project with baseline environmental studies.  For the three and six months ended June 30th, 2015, expenditures on the Los Azules project totaled $0.2 million and $0.3 million respectively.

The Company’s intention is to monetize Los Azules and to use proceeds to advance its development projects.

Q2 2015 Conference Call Details

McEwen Mining will be hosting a conference call to discuss the Q2 2015 results and project developments on:

Thursday, Aug 6, 2015 11:00 am EDT

WEBCAST:

http://www.gowebcasting.com/lobby/6835a

TELEPHONE:

Participant Dial-in numbers: (734) 385-2616 (Local and International) / (866) 393-4306 (North America)

Conference ID: 3277603

REPLAY:

Dial-in numbers: (404) 537-3406 (International) / (855) 859-2056 (North America)

Conference ID: 3277603

06/08/2015 14:00 EDT - 08/13/2015 23:59 EDT

For our SEC Form 10-Q Financial Statements and MD&A (June 30th, 2015), click here.

About McEwen Mining (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for inclusion in the S&P 500 by creating a profitable gold producer focused in the Americas. McEwen Mining’s principal assets consist of the gold/silver San José Mine in Santa Cruz, Argentina (49% interest); the El Gallo complex in Sinaloa, Mexico; the Gold Bar project in Nevada, USA; the Los Azules copper project in San Juan, Argentina. McEwen Mining has 304 million shares fully diluted at Aug 5th, 2015. Rob McEwen, Chairman and Chief Owner, owns 25% of the shares of the Company.

TECHNICAL INFORMATION

The technical contents of this news release has been reviewed and approved by Nathan M. Stubina, Ph.D., P.Eng., FCIM, Managing Director and a Qualified Person as defined by Canadian Securities Administrator National Instrument 43-101 “Standards of Disclosure for Mineral Projects”.

RELIABILITY OF INFORMATION REGARDING THE SAN JOSÉ MINE

Minera Santa Cruz S.A., the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

CAUTIONARY NOTE TO US INVESTORS REGARDING RESOURCE ESTIMATION

McEwen Mining prepares its resource estimates in accordance with standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in Canadian National Instrument 43-101 (NI 43-101). These standards are different from the standards generally permitted in reports filed with the SEC. Under NI 43-101, McEwen Mining reports measured, indicated and inferred resources, measurements, which are generally not permitted in filings made with the SEC. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves. U.S. investors are cautioned not to assume that any part of measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources.

CAUTIONARY NOTE REGARDING NON-GAAP MEASURES

In this report, we have provided information prepared or calculated according to U.S. GAAP, as well as provided some non-U.S. GAAP (“non-GAAP”) performance measures. Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

(1) Total Cash Costs and All-in Sustaining Costs

Total cash costs consist of mining, processing, on-site general and administrative costs, community and permitting costs related to current explorations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs. All-in sustaining cash costs consist of total cash costs (as described above), plus environmental rehabilitation costs, amortization of the asset retirement costs related to operating sites, sustaining exploration and development costs, and sustaining capital expenditures. In order to arrive at our consolidated all-in sustaining costs, we also include corporate general and administrative expenses. Depreciation is excluded from both total cash costs and all-in sustaining cash costs. For both total cash costs and all-in sustaining costs we include our attributable share of total cash costs from operations where we hold less than a 100% economic share in the production, such as MSC where we hold a 49% interest.  Total cash cost and all-in sustaining cash cost per ounce sold are calculated on a co-product basis by dividing the respective proportionate share of the total cash costs and all-in sustaining cash costs for the period attributable to each metal by the ounces of each respective metal sold. We use and report these measures to provide additional information regarding operational efficiencies both on a consolidated and an individual mine basis, and believe these measures provide investors and analysts with useful information about our underlying costs of operations. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

(2) Adjusted net income (loss)

Adjusted net income (loss) excludes the following items from net income (loss): impairment charges (including inventory and IVA taxes receivable write-downs, and impairments of long-lived assets), and the related income tax recovery; foreign currency gains and losses, including the impact of foreign currency fluctuations on our deferred income tax liabilities denominated in Argentine peso; and other non-recurring items, if applicable. We use and report this measure because we believe it provides investors and analysts with a useful measure of the underlying operating performance of our core mining business. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

(3) Earnings from mining operations

The term Earnings from Mining Operations used in this report is a non-GAAP financial measure. We use and report this measure because we believe it provides investors and analysts with a useful measure of the underlying earnings from our mining operations.

We define Earnings from Mining Operations as Gold and Silver Revenues from our El Gallo 1 Mine and our 49% attributable share of the San José Mine’s Net Sales, less their respective Production Costs Applicable to Sales. To the extent that Production Costs Applicable to Sales may include depreciation and amortization expense related to the fair value increments on historical business acquisitions (fair value paid in excess of the carrying value of the underlying assets and liabilities assumed on the date of acquisition), we deduct this expense in order to arrive at Production Costs Applicable to Sales that only include depreciation and amortization expense incurred at the mine-site level. The San José Mine Net Sales and Production Costs Applicable to Sales are presented, on a 100% basis, in Note 5 of McEwen Mining’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

(4) Average realized prices

The term average realized price per ounce used in this report is also a non-GAAP financial measure. We report this measure to better understand the price realized in each reporting period for gold and silver.  Average realized price is calculated as sales of gold and silver (excluding commercial deductions) over the number of ounces sold in the period.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, risk of delisting from a public exchange, and other risks. The Company’s dividend policy will be reviewed periodically by the Board of Directors and is subject to change based on certain factors such as the capital needs of the Company and its future operating results. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

CONTACT INFORMATION:

Mihaela Iancu Investor Relations (647) 258-0395 ext 320 info@mcewenmining.com Website www.mcewenmining.com	Christina McCarthy Director of Corporate Development (647) 258-0395 ext 390 corporatedevelopment@mcewenmining.com Facebook facebook.com/mcewenrob	150 King Street West Suite 2800,P.O. Box 24 Toronto, Ontario, Canada M5H 1J9 (866) 441-0690 Twitter twitter.com/mcewenmining